EXHIBIT 10.1

SHAREHOLDER AGREEMENT

     This Shareholder Agreement, dated February 15, 2005 (this “Agreement”), by and between GenCorp Inc., an Ohio corporation (the “Company”), and Steel Partners II, L.P., a Delaware limited partnership (“Steel”), for itself and its Affiliates (collectively, “Shareholder”).

RECITALS

     A. As of the date of this Agreement, Shareholder Beneficially Owns 3,973,100 shares (the “Owned Shares”) of Common Stock, par value $0.10 per share, of the Company (the “Common Shares”).

     B. The Company and Shareholder desire to provide for certain agreements with respect to the election of directors, the release of certain Claims, the Common Shares Beneficially Owned by Shareholder and other matters.

     NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Shareholder hereby agree as follows:

SECTION 1. DEFINITIONS

     1.1 Certain Definitions. In addition to any other terms defined in this Agreement, for purposes of this Agreement, the following terms have the following meanings when used herein with the initial capital letters:

                (a) “Affiliate” has the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

                (b) “Associate” has the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

                (c) “Beneficial Owner” and “Beneficially Own” are defined in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act, and a Person will also be deemed to be the Beneficial Owner of, and to Beneficially Own, Common Shares that such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.

                (d) “Board” means the Directors of the Company in their capacity as such.

                (e) “Claim” means any action, claim, complaint, right or cause of action, debt, demand or suit of any kind or nature whatsoever, statutory, equitable or legal, foreseen or unforeseen, known or unknown, matured or unmatured.

                (f) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                (g) “Holding Period” means the period beginning on the date of this Agreement and ending on February 15, 2007, provided, however, the Holding Period will end on February 15, 2006 if Shareholder irrevocably waives its rights under Section 2.2 hereof in writing on or prior to December 31, 2005 (such waiver, the “Holding Period Termination Notice”).

                (h) “Independent Director” means an individual (1) who qualifies as an “independent director” of the Company under the rules of the New York Stock Exchange, as such rules may be amended, supplemented or replaced from time to time, and (2) who is not an Affiliate or an Associate of Shareholder.

                (i) “New Director” means an individual who qualifies as an Independent Director and is a recognized corporate governance expert elected or nominated for election by the Board based on the recommendation of the Board’s nominating committee (the “Nominating Committee”) following consultation with Steel.

                (j) “Observer” means Warren G. Lichtenstein or Jack L. Howard or if both Messrs. Lichtenstein or Howard cease to serve as an Observer or to be affiliated with the general partner of Steel (the “Steel GP”) for any reason, any senior executive of the Steel GP designated by Shareholder and reasonably acceptable to the Company after consultation with the Nominating Committee.

                (k) “Person” has the meaning given to such term in Section 3(a)(9) of the Exchange Act, as supplemented by the rules and regulations thereunder.

                (l) “2005 Annual Meeting” means the annual meeting of the Company’s shareholders to be held during the 2005 calendar year, and the “2006 Annual Meeting” and “2007 Annual Meeting” mean the annual meetings of shareholders of the Company in the consecutive calendar years.

SECTION 2. DIRECTORS; GOVERNANCE; SHAREHOLDER PROPOSALS

     2.1 New Director. The Company will seek in good faith to identify and cause to be elected a New Director as promptly as reasonably practicable. In connection therewith, Steel may nominate individuals for consideration by the Nominating Committee, and the Company will consult in good faith with Steel prior to the initial appointment of the New Director. If a New Director has not been elected to the Board by June 30, 2005, then, notwithstanding any other provision hereof (but subject to Section 7.10), upon notice from Shareholder this Agreement will terminate.

     2.2 Observer. (a) During the Holding Period, the Observer will (1) receive copies of all notices and written information furnished to the Board at substantially the same time they are so furnished, (2) be permitted to be present at all meetings of the Board (whether by phone or in person), subject to the Chairman of the Board’s (the “Chairman”) right to exclude the Observer from being present at any executive session of the Board, any session in which the chief executive officer is excused and at any session during which matters that the Chairman determines in good faith that Shareholder has an interest that is in addition to or different from the interests of the Company’s shareholders generally, and (3) be reimbursed for all out-of-pocket expenses incurred in attending any such meeting on the same basis as the Directors of the Company, but not be entitled to Directors’ fees or other compensation in connection therewith.

               (b) Shareholder (1) acknowledges that the U.S. securities laws prohibit any person who has access to material nonpublic information from trading while in possession of such information or providing that information to others in certain circumstances, and agrees to comply with these requirements, and (2) will maintain in strict confidence all nonpublic information it receives whether by virtue of this Section 2.2 or otherwise; provided, however, that nothing in this clause (2) will prohibit Shareholder from disclosing any such information to its attorneys, accountants or financial or other advisors in connection with its assessment of its investment in the Company. Shareholder will cause all such Persons to maintain the confidentiality of information as if they were direct parties hereto and be responsible for any failure by any such Person to do so.

               (c) Shareholder hereby withdraws all of its prior proposals under Rule 14a-8 under the Exchange Act, including without limitation Steel’s November 2, 2004 shareholder proposals thereunder (the “11-2-04 Proposal”).

     2.3 Voting. At any meeting of shareholders at which directors are to be elected during the Holding Period (including at the 2005 Annual Meeting and, if applicable, the 2006 Annual Meeting), Shareholder shall take such action as may be required so that all Common Shares Beneficially Owned by Shareholder as of the record dates for such meetings are voted for the election of the slate of nominees for election to the Board selected by a majority of the directors.

     2.4 Quorum. A representative or representatives of Shareholder will be present, in person or by proxy, at any meeting of shareholders of the Company during the Holding Period so that all Common Shares Beneficially Owned by Shareholder may be counted for the purpose of determining the existence of a quorum at such meeting.

     2.5 Governance Structures; Committees. During the Holding Period, (a) the Company agrees to take such steps as are necessary to establish or designate a committee comprised solely of Independent Directors, including the New Director, to conduct an annual review of the Company’s governance structures, including its constituent documents and the matters referenced in the 11-2-04 Proposal, and (b) the number of directors will not exceed ten. The 2006 Annual Meeting and 2007 Annual Meeting will be held no earlier than February 16th of the relevant year.

SECTION 3. RELEASES

     3.1 Company Release. The Company, on behalf of itself, its directors, officers, employees, representatives and agents, (collectively, the “Company Releasors”) does hereby, fully and forever, release and discharge Shareholder, its partners, directors, officers, employees, attorneys, representatives and agents (collectively, the “Shareholder Releasees”) from any and all Claims that the Company Releasors have, may have or might claim to have against the Shareholder Releasees through the date hereof.

     3.2 Shareholder Release. The Shareholder, on behalf of itself, its partners, directors, officers, employees, representatives and agents, (collectively, the “Shareholder Releasors”) does hereby, fully and forever, release and discharge the Company, its directors, officers, employees, attorneys, representatives and agents (collectively, the “Company Releasees”) from any and all Claims that the Shareholder Releasors have, may have or might claim to have against the Company Releasees through the date hereof.

     3.3 No Admission of Liability, Etc. The releases provided for herein are given and received for the purpose of compromising disputed claims. The giving and receiving of such releases are not, and may not be construed to be, admissions of liability on the part of any Person but are made for the purpose of terminating among the parties hereto all disputes and any other actions or causes of action of every kind and nature, legal or equitable, relating to or arising out of Steel’s letter to the Company dated November 11, 2004. Notwithstanding any other provision hereof, the Company’s release in Section 3.1 does not constitute a release of, or otherwise effect, any claim by or on behalf of any shareholder of the Company; provided that (a) the Company will not of its own volition assist any shareholder in asserting any such claim, and (b) Shareholder will not of its own volition assist any other Person in asserting any claim against any Company Releasee.

SECTION 4. AGREEMENTS REGARDING VOTING AND SECURITIES

     During the Holding Period and for 10 calendar days thereafter:

     4.1 Acquisition of Securities. Shareholder may not (and may not enter into any discussions or arrangements with any Person to), directly or indirectly, acquire, or offer or propose to acquire, Beneficial Ownership of any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares (“Convertible Securities”), in each case now or hereafter outstanding (collectively, “Securities,” and all Securities Beneficially Owned by Shareholder, including the Owned Shares, being referred to herein as “Restricted Securities”), if the effect of such acquisition would be to increase the aggregate Beneficial Ownership of Restricted Securities of Shareholder

to 19.9% or more of the total number of Common Shares then outstanding (the “Percentage Limitation”).

     4.2 Proxy Solicitations. Subject to Section 4.10, Shareholder may not (and may not enter into any discussions or arrangements with any Person to), directly or indirectly, solicit proxies or initiate, propose or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to any matter that has been recommended by a majority of the directors of the Company or in favor of any matter that has not been approved by a majority of the directors of the Company or seek to advise, encourage or influence any Person with respect to the voting of Securities in such manner, or initiate or encourage or attempt to encourage any Person to initiate, any shareholder proposal relating to the Company.

     4.3 Group Participation. Subject to Section 4.10, Shareholder may not (and may not enter into any discussions or arrangements with any Person to) form, join or in any way participate in a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company, including for the purpose of acquiring, holding, voting or disposing of Securities, except as otherwise required by this Agreement.

     4.4 Voting Trust or Arrangement. Shareholder may not deposit any Restricted Securities in a voting trust or subject any Restricted Securities to any arrangement or agreement with respect to the voting of such Restricted Securities unless such voting trust, arrangements or agreements comply with and are subject to the provisions of this Agreement.

     4.5 Shareholder List. Subject to Section 4.10, without the express prior written approval of the Company, Shareholder may not, directly or indirectly, seek, request or obtain, or assist any other Person in seeking, requesting or obtaining, the stock ledger, any list of security holders of the Company or any other books and records of the Company.

     4.6 Shareholder Meetings. Subject to Section 4.10, without the express prior written approval of the Company, Shareholder will not, directly or indirectly, call or seek to have called, or assist any other Person in calling or seeking to call, any special meeting of the shareholders of the Company for any reason or execute any written consent with respect to the Company’s Securities.

     4.7 Other Transactions. Shareholder may not, no director or executive officer of Shareholder may, and Shareholder will cause its other officers, employees or agents (including investment bankers) not to, (i) induce or attempt to induce or give encouragement to any Person, or enter into any serious substantive discussions or negotiations with any Person, in furtherance of any tender offer, merger or any other form of business acquisition or combination transaction in which Securities would be acquired or (ii) make any public announcement with respect to, or submit any proposal for, the acquisition of Beneficial Ownership of any Securities if the effect of such acquisition would be to cause the Beneficial Ownership of Shareholder to exceed the

Percentage Limitation, or for or with respect to any extraordinary transaction or merger, consolidation, sale of substantial assets or business combination involving the Company or any of its Affiliates, whether or not any Persons other than partners or members of Shareholder are involved and whether or not such proposal might require the making of a public announcement by the Company (“Business Combination”); provided, however, that nothing in this Section 4.7 will, or will be construed, directly or indirectly, to limit any rights of Shareholder to offer, sell or otherwise dispose of shares of Restricted Securities pursuant to any transaction effected in accordance with Section 4.8. Subject to Section 4.10, Shareholder may not, no director or executive officer of Shareholder may, and Shareholder will cause its other officers, employees or agents (including investment bankers) not to, (x) without the prior written consent of the Company signed by the Chairman or CEO, propose any individual for election to the Board or submit any shareholder proposal to the Company, (y) without the prior written consent of the Chairman or CEO, seek the removal of any Director of the Company, or (z) otherwise act alone or in concert with others to seek to control or influence the management or policies of the Company or any of its Affiliates, including, without limitation, taking any action to seek to obtain representation on the Board or the board of directors of any Affiliate of the Company or to seek the removal of any director or a change in the size of the Board or the board of directors of any Affiliate of the Company. Subject to Section 4.10, Shareholder will not, directly or indirectly, enter into any discussions or arrangements with any Person with respect to any of the agreements set forth in this Section 4.7; provided, however, that (a) nothing herein will prohibit Shareholder from making a proposal to the Board to enter into a Business Combination that (1) is made confidentially and not publicly disclosed, whether in a press release, SEC filing or otherwise, (2) is expressly conditioned on the continuing maintenance of its confidentiality and is not intended to, or made in circumstances in which it could reasonably be expected to, result in its public disclosure by the Company, and (3) is subject to approval by the Board, and (b) this Section 4.7 will terminate (i) on the date of any public announcement by the Company that the Company is negotiating a Business Combination with a third party to the date such negotiations cease, or (ii) following the public announcement by the Company that it has entered into an agreement for a Business Combination with a third party.

     4.8 Dispositions. (a) Except as otherwise permitted by this Agreement or with the express prior written approval of the Company, Shareholder may not (and may not enter into any discussions or arrangements with any Person to), directly or indirectly, offer, sell, dispose of, transfer or hypothecate (“Transfer”) any Restricted Securities other than a Permitted Transfer or in privately negotiated transactions in which Restricted Securities are not Transferred to any other Person or group who or which would immediately thereafter, to the actual knowledge of Shareholder after reasonable inquiry, Beneficially Own more than 5% of the total number of Common Shares then outstanding or in open market transactions.

               (b) The term “Permitted Transfer” will mean and include any of the following: (i) any Transfer to or through a nationally recognized broker-dealer so long as there is no agreement, understanding or knowledge as to the identity of the purchaser(s); (ii) any Transfer pursuant to a transaction effected on the floor of the New

York Stock Exchange or any other national exchange, Nasdaq, or any inter-dealer quotation system in which Shareholder has no knowledge that the purchaser is a person who, after giving effect to such Transfer, would beneficially own 5% or more of the outstanding Common Shares; or (iii) any Transfer pursuant to a tender or exchange offer.

     4.9 Amendment and Waiver. Shareholder may not (and may not enter into any discussions or arrangements with any Person to), directly or indirectly, request that the Company (or any of its officers, directors, representatives, trustees, employees, attorneys, advisers, agents, Affiliates or associates) waive, amend or modify in any material respect any restrictions contained in this Agreement (or waive, amend or modify this Section 4.9), it being understood that no request whatsoever may be made that (a) is disclosed, or is required to be disclosed, by Shareholder to any Person or in any filing under the Exchange Act (including, without limitation, under Section 13(d) thereof) or (b) the Company might be required to publicly disclose.

     4.10 Permitted Activity. Nothing contained in this Agreement shall limit Shareholder from taking any of the actions otherwise prohibited in Sections 4.2 or 4.5 of this Agreement in connection with any annual or special meeting of shareholders scheduled to take place at any time following the expiration of the Holding Period (including the 2006 Annual Meeting or 2007 Annual Meeting, as applicable, if Shareholder has given the Holding Period Termination Notice by December 31, 2005), including, without limitation, nominating directors requesting a shareholder list and related information, or taking any other action related to the solicitation of proxies or written consents or making any public filings or announcements in furtherance thereof.

     4.11 Other Requirements. For the avoidance of doubt, the covenants in this Agreement, including without limitation this Section 4, are not intended to be and will not be interpreted as being an approval by the Board of any acquisition of stock by Steel Partners or its Affiliates for purposes of any provision of Ohio law.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Shareholder as follows:

     5.1 Corporate Existence of, and Due Authorization and Execution by, the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     5.2 No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with, or result in any violation of or default under, any provision of the Amended Articles of Incorporation or Amended Code of Regulations of the Company.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

     Shareholder represents and warrants to the Company as follows:

     6.1 Existence of, and Due Authorization and Execution by, Shareholder. Shareholder is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of Shareholder. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

     6.2 No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with, or result in any violation of or default under, any provision of any partnership agreement or other constituent documents of Shareholder or of any agreement or instrument binding upon Shareholder.

     6.3 Beneficial Ownership of Common Shares. As of the date of this Agreement, (a) Shareholder Beneficially Owns the Owned Shares and no other Securities, and (b) to the actual knowledge of Shareholder, no Affiliate of Shareholder Beneficially Owns any Securities.

SECTION 7. MISCELLANEOUS

     7.1 Specific Enforcement. The parties acknowledge that the Company would be irreparably damaged in the event any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Company will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the Company may be entitled, at law or in equity.

     7.2 Modification; Waiver. (a) This Agreement may be modified in any manner and at any time by written instrument executed by the parties and (b) any of the terms, covenants and conditions of this Agreement may be waived at any time by the party entitled to the benefit of such term, covenant or condition.

     7.3 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and will be delivered by electronic transmission:

(a)	if to the Company, to:

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Facsimile: (916) 351-8665
Attention: Mark A. Whitney, Vice President, Deputy General Counsel and Assistant Secretary
Email: mark.whitney@gencorp.com

with a copy to:

Jones Day
222 East 41st Street
New York, New York 10017
Facsimile: (212) 755-7306
Attention: Robert A. Profusek, Esq.
Email: raprofusek@jonesday.com

(b)	if to Shareholder, to:

Steel Partners II, L.P.
590 Madison Avenue
32nd Floor
New York, New York 10022
Facsimile: (212) 758-5789
Attention: Warren G. Lichtenstein
Email: warren@steelpartners.com

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Facsimile: (212) 451-2222
Attention: Steven Wolosky, Esq.
Email: swolosky@olshanlaw.com

               (c) or, in each case, at such other address or to such other Person as may be specified in writing to the other party.

               (d) Notwithstanding any other provision hereof, any Holding Period Termination Notice will be operative for purposes of this Agreement only if it is given in accordance with this Section and expressly states that it is effective when delivered as herein provided.

     7.4 Parties in Interest; Assignment. This Agreement and all the provisions hereof are binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party. Nothing in this Agreement, whether expressed or implied, may be construed to give any Person other than the parties any legal or equitable right, remedy or claim under or in respect of this Agreement.

     7.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which will constitute one and the same instrument.

     7.6 Headings; References. The section headings of this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provisions hereof. Unless otherwise specified, references to “Sections” are to Sections of this Agreement.

     7.7 Governing Law, Etc. This Agreement is governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed therein, without regard to the conflict of laws principles. Each party submits to exclusive jurisdiction and venue of federal or state courts in New York, New York and agrees not to institute litigation in any other forums in respect of the interpretation or enforcement of this Agreement (except for proceedings to obtain enforcement of an order of a New York, New York federal or state court).

     7.8 Severability. If one or more of the provisions of this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect.

     7.9 Press Release. Immediately following the execution and delivery of this Agreement, the Company and Shareholder shall issue the joint press release attached hereto as Schedule A (the “Press Release”). None of the parties hereto will knowingly make any public statements (including in any filing with the Securities and Exchange Commission or any other regulatory or governmental agency, including any stock exchange) that are inconsistent in any material respect with the statements in the Press Release issued pursuant to this Section 7.9. Following the date hereof, Shareholder shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Company, its management or the Board or the Company’s business without prior written consent of the Company; provided, however, that Shareholder may file an amendment to its Schedule 13D with respect to its investment in the Company and either party may otherwise make such public announcements as its counsel reasonably determines are required by law as a result of a statement, fact or development that itself does not breach or conflict with the terms of this Agreement so long as the other party is afforded reasonable advance notice thereof and an opportunity to comment on the form and substance thereof.

     7.10 Survival. Sections 2.2(b) and 3 will survive the termination of this Agreement and/or the expiration of the Holding Period.

     7.11 Expenses. Promptly after the receipt of reasonable substantiating documentation, the Company will reimburse the Shareholder for up to $50,000 of its reasonable costs and expenses incurred in connection with its negotiation of this Agreement.

[Signatures on following page]

     IN WITNESS WHEREOF, each party has caused its respective duly authorized representative to execute this Shareholder Agreement as of the date first above written.

GENCORP INC.

By:	/s/ Terry L. Hall

Terry L. Hall, Chairman of the Board,
Chief Executive Officer and President

STEEL PARTNERS II, L.P.

By: Steel Partners, L.L.C., its General Partner

By:	/s/ Warren G. Lichtenstein

Warren G. Lichtenstein, Managing Member